                                  SCHEDULE 14A
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]      Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                ebank.com, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         (1) Title of each class of securities to which transaction applies:

         ----------------------------------------------------------------------

         (2)      Aggregate number of securities to which transaction applies:

         ----------------------------------------------------------------------

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         ----------------------------------------------------------------------

         (4)      Proposed maximum aggregate value of transaction:


         ----------------------------------------------------------------------

         (5)      Total fee paid:


         ----------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

         (1)      Amount Previously Paid:


         ----------------------------------------------------------------------

         (2)      Form, Schedule or Registration Statement No.:


         ----------------------------------------------------------------------

         (3)      Filing Party:


         ----------------------------------------------------------------------

         (4)      Date Filed:


         ----------------------------------------------------------------------

                                EBANK.COM, INC.
                        2410 PACES FERRY ROAD, SUITE 280
                             ATLANTA, GEORGIA 30339


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


Dear Fellow Shareholder:

         We cordially invite you to attend the 2002 Annual Meeting of Shareholders of ebank.com, Inc., the holding company for ebank. At the meeting, we will report on our performance in 2001 and answer your questions. We look forward to discussing our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

         This letter serves as your official notice that we will hold the meeting on Monday, May 20, 2002 at 4 p.m. at our offices at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia, for the following purposes:

         1.       To elect four members to the board of directors; and

         2. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

         Shareholders owning our common stock at the close of business on April 12, 2002 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

         Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.


                                    By Order of the Board of Directors,


                                    /s/  James L. Box
                                    -------------------------------------------
                                    James L. Box
                                    Chief Executive Officer

Atlanta, Georgia
April 19, 2002

                                EBANK.COM, INC.
                        2410 PACES FERRY ROAD, SUITE 280
                             ATLANTA, GEORGIA 30339

                     PROXY STATEMENT FOR ANNUAL MEETING OF
                    SHAREHOLDERS TO BE HELD ON MAY 20, 2002


         Our board of directors is soliciting proxies for the 2002 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

                               VOTING INFORMATION

         The board set April 12, 2002 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,707,916 shares of common stock outstanding on March 22, 2002. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum. We will count abstentions and broker non-votes, which are described below, in determining whether a quorum exists.

         When you sign the proxy card, you appoint James L. Box and Stephen R. Gross as your representatives at the meeting. Mr. Box and Mr. Gross will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Box and Mr. Gross will vote your proxy for the election to the board of directors of all nominees listed below under "Election of Directors." We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Box and Mr. Gross will vote your proxy on such matters in accordance with their judgment.

         You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

         Brokers who hold shares for the accounts of their clients may vote these shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Proxies that brokers do not vote on some proposals but that they do vote on others are referred to as "broker non-votes" with respect to the proposals not voted upon. A broker non-vote does not count as a vote in favor of or against a particular proposal for which the broker has no discretionary voting authority. In addition, if a shareholder abstains from voting on a particular proposal, the abstention does not count as a vote in favor of or against the proposal.

         We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about April 19, 2002.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

         The board of directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the board members expire at each annual meeting. Since our last annual meeting in May 2001, the board has appointed Walter Drakeford and Caroline O. Harless to serve as Class I directors and Gregory J. Corona to serve as a Class II director, in each case to serve until our next Annual Meeting of Shareholders. In January 2002, G. Webb Howell resigned as a director due to a potential conflict of interest with his current employer. In February 2002, Richard C. Carter also resigned as a director due to a potential conflict of interest with his current employer. Both Mr. Howell and Mr. Carter were employed by the same company at the time of their resignations. Upon the addition of Mr. Drakeford, we increased the size of the board of directors to its current number of nine. The current terms of the Class I directors will expire at the meeting. In addition, Mr. Corona's term as a Class II director also expires at the meeting. The terms of the Class II directors (other than Mr. Corona, whose term expires at this meeting) expire at the 2003 Annual Shareholders Meeting. The terms of the Class III directors will expire at the 2004 Annual Shareholders Meeting. Our directors and their classes are:

      Class I                                Class II                               Class III

 Terry L. Ferrero                         Gary M. Bremer                       Richard D. Jackson
 Walter Drakeford                          Don B. Stout                           James L. Box
Caroline O. Harless                      Gregory J. Corona                      Stephen R. Gross

         Shareholders will elect three nominees as Class I directors at the meeting to serve three-year terms expiring at the 2005 Annual Meeting of Shareholders, and one nominee as Class II director to serve a one-year term expiring at the 2003 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the four nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

         The board of directors recommends that you elect Terry L. Ferrero, Walter Drakeford and Caroline O. Harless as Class I directors, and Gregory J. Corona as a Class II director.

         If you submit a proxy but do not specify how you would like it to be voted, Mr. Box and Mr. Gross will vote your proxy to elect Mr. Ferrero, Mr. Drakeford, Ms. Harless, and Mr. Corona. If any of these nominees are unable or fail to accept nomination or election (which we do not anticipate), Mr. Box and Mr. Gross will vote instead for a replacement to be recommended by the board of directors, unless you specifically instruct otherwise in the proxy.

         Set forth below is certain information about the nominees:

         Terry L. Ferrero, age 50, has been one of our directors since our formation in August 1997. Since 1991, Mr. Ferrero has served as president and chief executive officer of American Wholesale Building Supply Company, a wholesale distributor of building supplies in Georgia, Alabama, Florida, South Carolina, and Tennessee. From 1976 until he founded American Wholesale in 1991, Mr. Ferrero was a sales executive with the Building Products Division of United States Steel Corporation. Mr. Ferrero was also an organizer and is a director of ebank.

         Walter Drakeford, age 57, was appointed to our board of directors in May 2001. Mr. Drakeford serves as the managing director of Drakeford & Drakeford, P.A. in Washington, D.C., a firm for which he has worked for over 20 years. Mr. Drakeford holds a finance degree from the University of Berlin and a Masters of Business Administration degree from Head University. He also holds a juris doctorate law degree from Thomas Jefferson School of Law.

         Caroline O. Harless, age 45, was appointed to our board of directors effective March 1, 2002. Since 1990, Ms. Harless served as president and chief executive officer of Peachtree Capital Corporation until its acquisition by ebank.com, Inc. in January 2002. Ms. Harless was retained by the Company to provide management services through 2003. Peachtree Capital Corporation manages approximately $100 million in assets for approximately 2,500 clients nationwide. In addition, she is a principal of Harless, Pittman & Associates, CPA's, a tax and accounting firm in Atlanta and Flat Creek Lodge Fish & Game, a 1200 acre private hunting and fishing preserve currently under development in Swainsboro, Georgia. Prior to founding Peachtree Capital Corporation, Ms. Harless was a senior bank examiner for the Federal Reserve Bank of Atlanta. She is a 1974 graduate of John B. Stetson University and earned her master's degree from Georgia Southern University in 1977.

         Gregory J. Corona, age 47, was appointed to our board of directors effective March 1, 2002. Mr. Corona is a principal and the chief financial officer of Paladin Capital Partners Fund, a $200 million private equity fund with offices in Atlanta, Georgia and Washington, D.C. Since April 2000, Mr. Corona has also been a senior vice president and chief financial officer of enfoTrust Networks, an Atlanta based technology company. Mr. Corona has held numerous senior management positions including president and chief executive officer of International Voyager Media and its successor company, ABARTA Media, the largest publisher of travel publications and related media in the United States. Mr. Corona is a 1976 graduate of Michigan State University and earned his master's degree from the University of Detroit in 1979.


         Set forth below is certain information about each of our other directors and our executive officers.

         Richard D. Jackson, age 65, was named chairman of the board of ebank.com, Inc. and appointed to serve as a director of ebank on October 26, 2000. Since 1996, Mr. Jackson has worked as a private business consultant. Prior to his consulting business, Mr. Jackson served as chief operations officer from 1993 to 1994 and vice chairman from 1994 to July 1995 of First Financial Management Corporation. From 1974 to 1992, he served as president and chief executive officer of First Georgia Bank and Georgia Federal Bank. Mr. Jackson has served as a director for Schweitzer - Mauduit International, Inc. since 1995. He has served as a director and a co-chairman of the board of Anacomp, Inc. and as a director and the chairman of the board of Asset Management Outsourcing, Inc.

         James L. Box, age 54, serves as one of our directors and as our president and chief executive officer. Mr. Box has over 30 years experience in the financial services industry. He has held several senior level banking positions at Georgia Federal Bank, First Union National Bank and First Georgia Bank. Most recently, Mr. Box served as president and chief executive officer of Ashford Investment Group, a financial services consulting firm he founded in 1997. From 1993 to 1997, Mr. Box was senior vice president and director of corporate development at First Image Management Company, a subsidiary of First Data Corporation. Mr. Box holds degrees from Jacksonville State University and the University of Alabama - Birmingham. He is also a graduate of the Stonier Graduate School of Banking at Rutgers University. Mr. Box attended the Executive Program at the University of North Carolina-Chapel Hill.

         Stephen R. Gross, age 54, has been one of our directors since September 1998. Mr. Gross is a co-founder of HLB Gross Collins, P.C., a full-service CPA firm in Atlanta, Georgia, and has been a member of that firm since 1979. Mr. Gross also serves as a director of Citi-Smith Barney Mutual Funds Family, a $45 billion fund group. Mr. Gross was also an organizer and is a director of ebank.

         Don B. Stout, age 66, was appointed to our board of directors in December 2000. Mr. Stout serves as president and chief executive officer of Cordova Realty, Inc. He also serves as chairman and a member of the board of directors of Cordova Realty II, LLC. Prior to joining Cordova Realty, Inc., Mr. Stout had a 32-year career in banking. From 1982 to 1993, he served in various capacities at Georgia Federal Bank, including senior executive vice president, chief banking officer, and chief operating officer. From 1975 to 1979, he was chief operating officer of Home Savings Bank in Reno, Nevada.

         Gary M. Bremer, age 62, has been one of our directors since our formation in August 1997. From October 1996 until he retired in July 1998, Mr. Bremer was the chairman of Simione Central Holdings, Inc., a publicly traded information systems and management services company in the home health industry. He also served as Simione Central's chief executive officer from October 1996 to April 1997. From 1978 until October 1996, Mr. Bremer served as president and chief executive officer of Central Health Holding Company, Inc. and its subsidiary, Central Health Services, Inc. He is the co-founder and a director for the Foundation for Medically Fragile Children, and a member of the board of directors for the Medal of Honor Foundation, a foundation organized by and under the Congressional Medal of Honor Society of America. Until December 1998, Mr. Bremer was a director of Fayette County Bank. Mr. Bremer was also an organizer and is a director of ebank.

         Wayne W. Byers, CCM, CPA, age 45, has served as our senior vice president and chief financial officer since December 2000. Prior to his promotion, Mr. Byers served as financial reporting manager and controller. From 1990 to November 1999, Mr. Byers held management positions in accounting and treasury management with The Prudential Bank and The Prudential Savings Bank, banking units of Prudential Financial, located in Atlanta, Georgia. Mr. Byers is a 1981 graduate of The University of Georgia and earned his master's degree from Georgia State University in 1984.

         Lawrence W. Bourne, age 54, has served as the senior vice president and senior credit officer of ebank since June 1998. From 1996 until he joined ebank, Mr. Bourne served as a commercial lender at Regions Bank. He also served as a senior credit officer from 1987 to 1994 for Merchant Bank (acquired by Bank South in 1994) and Bank South. Mr. Bourne served as a credit officer for Citicorp in Atlanta. Mr. Bourne has over 27 years of commercial lending and credit management experience, having worked with money center, regional, and community banks as well as with national equipment lending companies.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         Executive Compensation. The following table shows the compensation we paid to our chief executive officer, chief financial officer and the senior credit manager of the bank for the years ended December 31, 2001, 2000 and 1999. We did not have any other executive officers who earned total annual compensation, including salary and bonus, in excess of $100,000 in 2001.

                           SUMMARY COMPENSATION TABLE

                                                                                                             Long Term
                                                                   Annual Compensation                  Compensation Awards
                                                           -----------------------------------          --------------------
                                                                                  Other annual          Number of Securities
Name and Principal Position                     Year       Salary      Bonus      compensation           Underlying Options
---------------------------                     ----       ------      -----      ------------          -------------------

James L. Box                                    2001    $137,500                   $10,608(1)
Chief Executive Officer and President of        2000    $ 72,035                   $ 3,529(1)                  35,000
ebank.com, Inc.


Wayne W. Byers                                  2001    $ 96,313                   $ 6,726(2)                  12,500
Chief Financial Officer


Lawrence W. Bourne                              2001    $105,250                   $ 7,552(3)                   5,000
Senior Credit Officer                           2000    $101,042                   $ 6,488(3)
                                                1999    $100,000

(1) Includes $8,412 and $2,817 in personal automobile expenses and $2,196 and $712 in athletic club dues for the years ended December 31, 2001 and 2000, respectively.

(2)      Includes $6,726 in personal automobile expenses.

(3) Includes $6,177 and $5,277 in personal automobile expenses and $1,375 and $1,211 in athletic club dues for the years ended December 31, 2001 and 2000, respectively.

EMPLOYMENT AGREEMENTS

         In June 2001, we entered into an employment agreement with Mr. Box, our chief executive officer, which includes the following principal terms:

-        Serves as president and chief executive officer of ebank.com, Inc.;

-        Base salary of $125,000, which may be increased periodically;

- Term of one year, which is subject to renewal each year for an additional year upon satisfactory review of performance by the board of directors;

- Opportunity for additional incentive compensation based on criteria to be established by the compensation committee of the board of directors;

-        Participates in retirement, welfare, and other benefit programs;

-        Entitled to life and health insurance;

- Receives reimbursement for travel and business expenses and a monthly automobile allowance;

- During his employment with us and for two years following termination of his employment, Mr. Box may not (i) solicit any of our customers for the purpose of providing any competitive product or service, (ii) solicit or induce any of our employees for employment, or (iii) disclose any of our confidential information; and

- Prohibits Mr. Box from disclosing any of our trade secrets during or after his employment.

         In January 2002, we entered into an employment agreement with Mr. Byers, our chief financial officer, which includes the following principal terms:

-        Serves as chief financial officer of ebank.com, Inc.;

-        Base salary of $100,000 in 2002, which may be increased periodically;

- Term of one year, which is extended automatically for additional one year periods upon written notice of either party;

- Opportunity for additional incentive compensation based on criteria to be established by the compensation committee of the board of directors;

-        Participates in retirement, welfare, and other benefit programs;

-        Entitled to life and health insurance;

- Receives reimbursement for travel and business expenses and a monthly automobile allowance;

- During his employment with us and for two years following termination of his employment, Mr. Byers may not (i) solicit any of our customers for the purpose of providing any competitive product or service, (ii) solicit or induce any of our employees for employment, or (iii) disclose any of our confidential information; and

- Prohibits Mr. Byers from disclosing any of our trade secrets during or after his employment.

DIRECTOR COMPENSATION

         We currently pay our directors $300 for each board meeting attended, and $100 for each board committee meeting attended. In addition, we pay our chairman of the board, Richard D. Jackson, $5,000 per month in director's fees. We do not reimburse our directors for out-of-pocket expenses they incur in connection with their attendance at meetings. In the past, we have awarded our directors options to purchase our common stock for their service on the board of directors. In October 2000, all directors cancelled their options except for our former chairman and chief executive officer, Richard C. Parlontieri. In June 2001, we issued 12,000 options to each of our directors at that time except for Mr. Box and Mr. Jackson.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth information concerning the grant of stock options to the named executive officers during the year ended December 31, 2001.

                                                 PERCENT OF
                                 NUMBER OF      TOTAL OPTIONS
                                 SECURITIES      GRANTED TO
                                 UNDERLYING     DIRECTORS AND    EXERCISE OR
                                  OPTIONS       EMPLOYEES IN     BASE PRICE     EXPIRATION
                                GRANTED (#)     FISCAL YEAR*       ($/SH)         DATE
                                -----------     -------------    -----------    ----------

Wayne W. Byers............       12,500(1)            8.6%          $ 3.15         2011

Lawrence W. Bourne........        5,000(2)            3.5%          $ 3.75         2011

---------
(1) Mr. Byers's option to purchase 12,500 shares vests equally over a three year period beginning April 22, 2002.

(2) Mr. Bourne's option to purchase 5,000 shares vests equally over a three year period beginning August 24, 2002.

* During the year ended December 31, 2001, we granted 144,750 options to purchase our common stock, 500 of which were subsequently cancelled.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES

         The following table provides information regarding the value of all unexercised options held by the named executive officers at December 31, 2001. During 2001, none of the named executive officers exercised stock options.

                                       Number of Unexercised                          Value of Unexercised
                                             Securities                                   In-the-Money
                                         Underlying Options                             Options at Fiscal
                                       at Fiscal year End (#)                           Year End ($)(1)
                                -----------------------------------            ----------------------------------
Name                            Exercisable           Unexercisable            Exercisable          Unexercisable
----                            -----------           -------------            -----------          -------------
James L. Box                       11,666                 23,334                    0                     0
Wayne W. Byers                          0                 12,500                    0                     0
Lawrence W. Bourne                      0                  5,000                    0                     0

---------
(1) Based on the closing price of our common stock of $2.30 on December 31, 2001, none of these options were considered to be in-the-money.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

         The following table shows how much of our common stock is owned by our directors, named executive officers, owners of more than 5% of our common stock and our directors and executive officers as a group as of March 22, 2002. Unless otherwise indicated, the address of each of the beneficial owners identified is c/o ebank.com, Inc., 2410 Paces Ferry Road, Suite 280, Atlanta, Georgia 30339.

         The right to acquire column in the table reflects all shares of common stock that each individual has the right to acquire through the conversion of preferred stock or the exercise of warrants or stock options within 60 days of March 22, 2002. Under SEC rules, securities in the right to acquire column are deemed to be outstanding and to be beneficially owned by the person or group holding those convertible securities when computing the percentage ownership of that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group. Except as otherwise indicated, each of the beneficial owners identified possessed sole voting and investment power with respect to all shares beneficially owned.

                                                                      RIGHT TO          SHARES BENEFICIALLY
                                                NUMBER OF        ACQUIRE WITHIN 60    OWNED AS A PERCENTAGE OF
NAME OF BENEFICIAL OWNER                       SHARES OWNED            DAYS             SHARES OUTSTANDING
------------------------                       ------------      -----------------    ------------------------

NBC Capital Corp. Collateral Account
FBO Ronald L. Attkisson (1).............         12,690               325,850                16.65%
Billy R. Jones (2)......................         22,124               300,000                16.04%
Edgar D. Chapman, Jr. (3)...............          7,795               190,926                10.47%
Richard D. Jackson (4)..................          9,052               128,333                 7.48%
Henry Alperin (5).......................          7,629               127,440                 7.36%
Tommy Duncan (6)........................          6,549               120,000                 6.92%
Walter Drakeford (7)....................          4,357               120,000                 6.80%
Stephen R. Gross (8)....................         23,500                82,857                 5.94%
Terry L. Ferrero (9)....................         23,318                82,857                 5.93%
Attkisson, Carter & Akers (10)                        0                99,924                 5.53%
Custom Auto Sound (11) .................          7,600                90,000                 5.43%
Gordon P. Hurley (12) ..................          3,912                90,000                 5.22%
Jack Ray Farm, LLP (13).................          5,646                84,000                 5.00%
Don Stout (14)..........................          4,040                64,000                 3.84%
Gary M. Bremer (15).....................         29,500                22,857                 3.03%
James L. Box (16).......................              0                11,666                  .68%
Wayne W. Byers (17).....................              0                 4,166                  .24%
Lawrence W. Bourne.....................             500                     0                  .03%
All directors and executive officers
as a group (8) persons..................         94,267               516,736                27.47%

---------
1. Represents 200,000 shares of preferred stock convertible into 200,000 shares of common stock and a currently exercisable warrant to purchase 100,000 shares of common stock. Also includes currently exercisable warrants to purchase 25,850 shares of common stock issued directly to Ronald L. Attkisson. The address of Mr. Attkisson is 4739 Paces Ferry Road, Atlanta, Georgia 30327.

2. Represents 200,000 shares of preferred stock convertible into 200,000 shares of common stock and a currently exercisable warrant to purchase 100,000 shares of common stock. The address of Billy R. Jones is 6001 Liveoak Parkway, Norcross, Georgia 30093.

3. Represents 127,284 shares of preferred stock convertible into 127,284 shares of common stock and a currently exercisable warrant to purchase 63,642 shares of common stock. The address of Edgar D. Chapman, Jr. is 216 Woodruff Way, Peachtree City, Georgia 30269.

4. Mr. Jackson possesses sole voting and investment power with respect to 8,272 shares of common stock, 72,000 shares of preferred stock convertible into 72,000 shares of common stock, a currently exercisable warrant to purchase 36,000 shares of common stock and 8,333 stock options which may be exercised within 60 days of March 22, 2002. Mr. Jackson shares voting and investment power with respect to 780 shares of common stock, 8,000 shares of preferred stock convertible into 8,000 shares of common stock and a currently exercisable warrant to purchase 4,000 shares of common stock held by Mr. Jackson's wife.

5. Represents 84,960 shares of preferred stock convertible into 84,960 shares of common stock and a currently exercisable warrant to purchase 42,480 shares of common stock. The address of Henry Alperin is 1 Eagleton Court, Augusta, Georgia 30909.

6. Represents 80,000 shares of preferred stock convertible into 80,000 shares of common stock and a currently exercisable warrant to purchase 40,000 shares of common stock. The address of Tommy Duncan is 554 Duncan Road, Royston, Georgia 30662.

7. As sole trustee for two separate trusts, Mr. Drakeford possesses sole voting and investment power with respect to all shares set forth opposite his name. Represents 4,040 shares of common stock, 40,000 shares of preferred stock convertible into 40,000 shares of common stock and a currently exercisable warrant to purchase 20,000 shares of common stock in one trust, and 317 shares of common stock, 40,000 shares of preferred stock convertible into 40,000 shares of common stock and a currently exercisable warrant to purchase 20,000 shares of common stock in the other trust.

8. Represents 40,000 shares of preferred stock convertible into 40,000 shares of common stock, a currently exercisable warrant to purchase 20,000 shares of common stock and a currently exercisable warrant to purchase 22,857 shares of common stock. Mr. Gross shares voting and investment power with respect to 500 shares of common stock held by his wife.

9. Represents 40,000 shares of preferred stock convertible into 40,000 shares of common stock, a currently exercisable warrant to purchase 20,000 shares of common stock and a currently exercisable warrant to purchase 22,857 shares of common stock.

10. Represents a currently exercisable warrant to purchase 99,924 shares of common stock. The address of Attkisson, Carter & Akers is 3060 Peachtree Road, NW, Suite 1475, Atlanta, Georgia 30305.

11. Represents 60,000 shares of preferred stock convertible into 60,000 shares of common stock and a currently exercisable warrant to purchase 30,000 shares of common stock. The address of Custom Auto Sound is 808
         N. Vermont Avenue, Anaheim, California 92805.

12. Represents 60,000 shares of preferred stock convertible into 60,000 shares of common stock and a currently exercisable warrant to purchase 30,000 shares of common stock. The address of Gordon P. Hurley is 24 Pine Tree Road, Salisbury, North Carolina 28144.

13. Represents 56,000 shares of preferred stock convertible into 56,000 shares of common stock and a currently exercisable warrant to purchase 28,000 shares of common stock. The address of Jack Ray Farm, LLP is 25 Woodcrest Ave., NE, Atlanta, Georgia 30309.

14. Mr. Stout shares voting and investment power with respect to 4,040 shares of common stock held jointly with his wife, 40,000 shares of preferred stock convertible into 40,000 shares of common stock held jointly with his wife, and a currently exercisable warrant to purchase 20,000 shares of common stock held jointly with his wife. Mr. Stout possesses sole voting and investment power with respect to 4,000 stock options which may be exercised within 60 days of March 22, 2002.

15. Includes a currently exercisable warrant to purchase 22,857 shares of common stock.

16. Includes 11,666 stock options which may be exercised within 60 days of March 22, 2002.

17. Includes 4,166 stock options which may be exercised within 60 days of March 22, 2002.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the year ended December 31, 2001, our board of directors held 12 meetings and the board of directors of ebank held 12 meetings. All of our directors and the directors of our bank attended at least 75% of the aggregate board meetings and the meetings of each committee on which they served. Our board of directors has also appointed a number of committees, including an audit committee and a compensation committee.

AUDIT COMMITTEE AND REPORT

         The audit committee has the responsibility of reviewing our financial statements and our subsidiary bank's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The audit committee also recommends to our board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee has reviewed and discussed the audited financial statements for the year ended December 31, 2001. The audit committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61. The audit committee has also received from the independent auditors the written disclosures and the letter required by Independent Standards Board Standard No. 1 and has discussed with the independent auditors the independent auditor's independence from our company and its management. The audit committee reported its findings to our board of directors. The audit committee's report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the information contained in the report by reference, and shall not be deemed filed under such acts.

         In reliance on discussions with management and the independent auditors, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on SEC Form 10-KSB for the fiscal year ended December 31, 2001. The audit committee is composed of Mr. Gross, Mr. Drakeford, and Ms. Harless. All of the members of the audit committee are considered "independent" under Rule 4200(a)(14) of the National Association of Securities Dealers' listing standards, other than Ms. Harless. The audit committee met two times during the year ended December 31, 2001. Our board of directors adopted a written charter for our audit committee in April 2001, which is included as Annex A to this Proxy Statement.

                                             AUDIT COMMITTEE

                                             Stephen R. Gross
                                             Walter Drakeford
                                             Caroline O. Harless

OTHER COMMITTEES

         The compensation committee is composed of Messrs. Jackson, Bremer, Stout, Drakeford and Corona. Our compensation committee is responsible for establishing our compensation plans. Its duties include the development with management of all benefit plans for our employees, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. The compensation committee did not meet in 2001.

         We do not have a nominating committee or a committee serving a similar function.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         None of our executive officers has served:

         - as a member of the compensation committee of another entity which has had an executive officer who has served on our compensation committee;

         - as a director of another entity which has had an executive officer who has served on our compensation committee; or

         - as a member of the compensation committee of another entity which has had an executive officer who has served as one of our directors.


                                   AUDIT FEES

         The aggregate fees billed for professional services rendered by Mauldin & Jenkins, LLC for the audit of our annual financial statements and the review of the financial statements included in our quarterly reports filed on SEC Form 10-QSB totaled $54,500 for the year ended December 31, 2001.

          FINANCIAL INFORMATION SYSTEMS CONTROLS AND DISASTER RECOVERY

         The aggregate fees billed for professional services rendered by Mauldin & Jenkins, LLC for the review of information technology system of internal controls and preparation of a formal disaster recovery plan totaled $11,700 for the year ended December 31, 2001.

                                   OTHER FEES

         The aggregate fees billed by Mauldin & Jenkins, LLC for professional services in connection with other non-audit services during our 2001 fiscal year totaled $18,000 exclusive of the amounts disclosed in the preceding section. These fees include services in connection with the review of SEC filings, preparations of tax returns and other services. The board of directors has considered whether the provision of these services was compatible with maintaining the accountant's independence.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         We enter into banking and other transactions in the ordinary course of business with our directors and officers and their family members and affiliates. It is our policy that these transactions be on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. We do not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to us. Loans to individual directors and officers must also comply with our bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of their loan application. We intend for all of our transactions with our directors, officers, and other affiliates to be on terms no less favorable to us than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

         On July 31, 2000, we entered into a loan agreement with The Bankers Bank for the aggregate principal amount of $2,500,000. The loan is guaranteed by Messrs. Bremer, Carter, Douglass, Ferrero, Gross, Howell and Parlontieri. In consideration for their guarantees of this loan, we granted each of the guarantors a warrant to purchase 22,857 shares of our common stock for $3.00 per share, the closing price of our common stock on the date of grant. The warrants expire ten years from the date of grant. The loan was repaid in June 2001.

         On December 27, 2001, we entered into an agreement to purchase all of the outstanding shares of Peachtree Capital Corporation from Caroline O. and Stephen Harless. We appointed Ms. Harless as a director effective March 1, 2002. We paid $400,000 in cash and agreed to issue 76,792 shares of 9% convertible Series B-1 preferred stock and 76,792 shares of 9% convertible Series B-2 preferred stock. The total value of the Series B-1 and Series B-2 preferred stock was $450,000.

         In connection with the Peachtree Capital Corporation transaction, Peachtree Capital Corporation also entered into a consulting agreement with Harless & Associates, CPA, a company wholly owned by Caroline O. and Stephen Harless, for the retention of the services of Ms. Harless as an independent contractor with Peachtree Capital Corporation for a period of two years. Under this agreement, Harless & Associates, CPA will be paid an annual sum equal to 30% of Ms. Harless' gross production for customers of Peachtree Capital Corporation existing on January 2, 2002 and 45% of Ms. Harless' gross production for customers of Peachtree Capital Corporation added after January 2, 2002. However, Harless & Associates, CPA is entitled to a minimum of $125,000 for each year of the agreement. In the event Harless & Associates, CPA is terminated without cause, Harless & Associates, CPA will receive a monthly severance payment of $10,416.67 per month through the remainder of the two year agreement. In addition to the foregoing, Harless & Associates, CPA is entitled to a bonus of $25,000 if revenues of Peachtree Capital Corporation exceed $800,000 during the first year of the agreement and an additional bonus of $50,000 if revenues of Peachtree Capital Corporation exceed $900,000 during the second year of the agreement.

         Peachtree Capital Corporation entered into a two year employment agreement on a commission only basis with Edmund Harless, the father-in-law of our director, Ms. Harless. In the event Edmund Harless is terminated without cause, Peachtree Capital Corporation must pay Edmund Harless a sum of $4,166.67 per month through the remainder of the two year agreement.

         Peachtree Capital Corporation agreed to pay Harless, Pittman & Associates, CPA's, a company in which our director Ms. Harless and her husband own equity interests, $7,500 a month through December 31, 2003 for its share of office space, equipment and supplies and staff shared with Harless, Pittman & Associates, CPA's.

         From the third quarter of 2000 through January 2002, we conducted three private stock offerings. The following directors and persons that beneficially own more than 5% of our common stock participated as investors on the same terms and conditions as other investors and invested the total aggregate amounts as follows: NBC Capital Corp. FBO Ronald Attkisson, a greater than 5% beneficial owner- $500,000; Billy R. Jones, a greater than 5% beneficial owner- $500,000; Edgar D. Chapman, Jr., a greater than 5% beneficial owner- $318,210; Richard D. Jackson, a director and greater than 5% beneficial owner- $180,000 (and an additional $20,000 by Mr. Jackson's wife); Henry Alperin, a greater than 5% beneficial owner- $212,400; Tommy Duncan, a greater than 5% beneficial owner- $200,000; Stephen R. Gross, a director and greater than 5% beneficial owner- $100,000; Terry L. Ferrero, a director and greater than 5% beneficial owner- $100,000; Custom Auto Sound, a greater than 5% beneficial owner- $150,000; Gordon P. Hurley, a greater than 5% beneficial owner- $150,000; Jack Ray Farm, LLP, a 5% beneficial owner- $140,000; Don Stout, a director- $100,000 (jointly with his wife); and Walter Drakeford, a director and greater than 5% beneficial owner- $200,000 (in his capacity as a trustee for two separate trusts).

         Attkisson, Carter & Akers, a greater than 5% beneficial owner, served as the placement agent for the first two private stock offerings. We paid Attkisson, Carter & Akers approximately $600,000 in cash and issued warrants to purchase up to 200,000 shares of our common stock at a price of $4.00 per share.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

         As required by Section 16(a) of the Securities Exchange Act of 1934, our directors and executive officers and persons that beneficially own more than 10% of our common stock are required to report periodically their ownership of our common stock and any changes in ownership to the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of Forms 3, 4, and 5 and any representations made to us, it appears that the Statement of Changes in Beneficial Ownership on such forms for these persons were filed in a timely fashion during the 2001 fiscal year except as described herein. James L. Box reported late the receipt of two stock options in a prior year. Wayne W. Byers reported late his appointment as Chief Financial Officer and Senior Vice President in a prior year and reported late the receipt of one stock option last year. Lawrence W. Bourne reported late his becoming an executive officer in connection with our restructuring in a prior year and reported late the receipt of one stock option last year. Richard D. Jackson reported late a purchase transaction by his wife last year. Stephen R. Gross reported late one purchase transaction last year. Mr. Gross also filed a late Form 5 reporting the following transactions, each of which should have previously been reported: the acquisition of an indirect beneficial ownership of shares held by Mr. Gross' wife upon their marriage in a previous year; a sale transaction in a previous year; and an additional purchase transaction last year. Walter Drakeford reported late his appointment as director last year. Each of Billy Jones, Edgar Chapman and NBC Capital Corp. FBO Ronald L. Attkisson failed to file a Form 3 upon each of them becoming a beneficial owner of more than 10% of our common stock.

         Form 5 is not required to be filed if there are no previously unreported transactions or holdings to report. Nevertheless we are required to disclose the names of our directors, executive officers and greater than 10% beneficial owners who did not file a Form 5, unless we have obtained a written statement that no filing is required. As of April 17, 2002, we had not received a written statement from each of G. Web Howell, Billy Jones, Edgar Chapman and NBC Capital Corp. FBO Ronald L. Attkisson, who did not file a Form 5.

                              INDEPENDENT AUDITORS

         We have selected Mauldin & Jenkins, LLC to serve as our independent auditors for the year ending December 31, 2002. We do not expect a representative from this firm to attend the annual meeting.

CHANGES IN ACCOUNTANTS

         On August 22, 2000, we replaced the firm of BDO Seidman, LLP with Mauldin & Jenkins, LLC as our auditors effective as of that date. The decision to change accountants was approved by our audit committee.

         The reports of BDO Seidman on our financial statements for the fiscal years ended December 31, 1999 and 1998 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

         In connection with the audits of our financial statements for the fiscal year ended December 31, 1999 and in the subsequent interim period, there were no disagreements with BDO Seidman on any matters of accounting principles or practices, financial statement disclosure, or auditing scope and procedures which, if not resolved to the satisfaction of BDO Seidman, would have caused BDO Seidman to make reference to the matter in their report. During the fiscal year ended December 31, 1999 and in the subsequent interim period, there were no "reportable events" to describe as specified in Item 304(a)(1)(iv)(B) of Regulation S-B. A copy of the letter from BDO Seidman stating whether it agrees with the above statements dated August 24, 2000, is filed as Exhibit 16.1 to our Form 8-K filed on August 25, 2000.

         On August 22, 2000, we engaged Mauldin & Jenkins, LLC as our independent auditors for the fiscal year ending December 31, 2000. We did not consult Mauldin & Jenkins, LLC on any matter requiring disclosure under Item 304(a)(2) of Regulation S-B.

SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL MEETING OF SHAREHOLDERS

         If you want us to consider including a proposal in our 2003 proxy statement, you must deliver a written copy of your proposal to our secretary at our principal executive offices no later than December 20, 2002. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with our bylaws relating to shareholder proposals and must meet the requirements set forth in rules and regulations promulgated by the Securities and Exchange Commission in order to be included in our proxy materials. If you notify us after March 5, 2003, of your intent to present a proposal at our 2003 annual meeting, we will have the right to exercise our discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy material.


A COPY OF THE COMPANY'S FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 2001, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, ACCOMPANIES THE MAILING OF THIS PROXY STATEMENT. IN ADDITION, A COPY OF THE 2001 10-KSB WILL BE FURNISHED WITHOUT CHARGE TO COMMON STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO EBANK.COM, INC, C/O WAYNE W. BYERS, 2410 PACES FERRY ROAD, SUITE 280, ATLANTA, GEORGIA, 30309.

                                    ANNEX A

                                   EBANK.COM

                                 AUDIT CHARTER


PURPOSE

The management of ebank is responsible for the protection of organizational assets from unauthorized loss or disposition, transactions are executed in accordance with proper authorizations and are accurately recorded for preparation of financial statements in accordance with Generally Accepted Accounting Principles (GAAP). In fulfilling that responsibility, management must establish and maintain a system of internal accounting control.

Within this context, the purposes of the Audit function are as follows:

         1. Provide reasonable assurance that company assets are safeguarded.

         2.       Transactions are executed with proper authorizations.

         3. Transactions are recorded properly to permit preparation of Financial Statements in accordance with GAAP.

         4. Assist management in the execution of their duties by providing them with analysis, appraisals, recommendations and comments concerning activities reviewed.

AUTHORITY

The Audit function has access to all ebank activities, records, properties and personnel related to the subject under review. The Audit function does not exercise direct authority over other persons or operations within ebank. The Audit findings and recommendations are provided to assist management. As such, the responsibility to execute specific actions remains with management.

REPORTING STRUCTURE AND SUPERVISION

The Audit function is a resource of the Board of Directors to provide assurances that the organization is being managed to achieve the company objectives within the guidelines provided by Board approved policies. As such, the Audit function reports directly to the Board of Directors.

The Board of Directors may direct all matters relating to the Audit function through the Audit Committee of the Board. The Audit Committee will consist of a minimum of 3 Directors, of which 2 are external, and in addition, a maximum of 2 ebank officers serving in an advisory capacity. The members of the Audit Committee will be selected and approved on an annual basis by the Board of Directors. The Audit Committee will meet at least quarterly, and as frequently as required under the circumstances. In addition to specific information requests or special projects, the Audit Committee will be responsible for the following:

         1. Annual selection of the external Accounting firm to provide auditing and other services, as required by the Audit Committee.

         2.       Review and approve the annual audit plan.

         3. Provide the Board of Directors with the results of audit reviews and findings on a quarterly or more frequent basis, as deemed necessary.

         4. Obtaining responses and resolutions, from management, to audit issues, comments and recommendations resulting from completion of audit examinations. For purposes of expediting the resolution of audit issues, management responses and resolutions are required to be submitted to the Audit Committee no later than 15 days after the issuance of the audit report.


SCOPE AND OBJECTIVES

The Audit function within ebank may be concerned with any area of ebank activity and is responsible for the following activities:

         A. Review and appraise the soundness, adequacy and application of accounting, financial and other operating controls to promote effective controls at reasonable cost.

         B. Review and test compliance with statutory, regulatory and internal policy requirements.

         C. Determine the extent to which resources are used efficiently and effectively.

         D. Evaluate the timeliness, reliability, and usefulness of financial records and reports.

         E. Determine the extent to which ebank assets are accounted for and safeguarded from loss.

         F.       Serve as coordinator of external audits.

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     PROXY SOLICITED FOR ANNUAL MEETING OF SHAREHOLDERS OF EBANK.COM, INC.
                           To be held on May 20, 2002

                      THIS PROXY IS SOLICITED ON BEHALF OF
                             THE BOARD OF DIRECTORS

         The undersigned hereby constitutes and appoints James L. Box and Stephen R. Gross, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated on the reverse side, all of the shares of common stock of ebank.com, Inc. that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the Company to be held at 2410 Paces Ferry Road, Suite 190, Atlanta, Georgia 30339, at 4:00 p.m. local time, and at any adjournments, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as listed on the reverse side.


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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:  X

                                             KEEP THIS PORTION FOR YOUR RECORDS
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                                            DETACH AND RETURN THIS PORTION ONLY

              THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

ebank.com, Inc.


Vote on Directors

                                                            For     Withhold    For All    To withhold authority to vote,
1.   Proposal  to elect the three Class I directors         All       All        Except    mark "For All Except" and
     serve  three  year  terms  and  one  Class  II                                        Write the nominee's number on
     director to serve a one- year term:                    [ ]       [ ]         [ ]      the line below:
     01)  Terry L. Ferrero (Class I)
     02)  Walter Drakeford (Class I)
     03)  Caroline O. Harless (Class I)
     04)  Gregory J. Corona (Class II)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted "for" Proposal No. 1 to elect three Class I directors to serve on the Board of Directors for three-year terms and one Class II director to serve a one-year term.

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.


----------------------------------     ----------------------------------------
Signature [PLEASE SIGN WITHIN BOX]     Signature (Joint Owners)
Date:                                  Date:
     -----------------------------          -----------------------------------

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